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                                                                     EXHIBIT 5.1

                      OPINION OF MCDERMOTT WILL & EMERY LLP

April 13, 2006

Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C. 20549

Re: Clinical Data, Inc. Registration Statement on Form S-3

      Ladies and Gentlemen:

      As legal counsel for Clinical Data, Inc., a Delaware corporation (the "Company"), we are rendering this opinion in connection with the registration on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended, of (i) 605,172 shares of common stock issuable by the Company upon the exercise of certain warrants described in the Registration Statement (the "Warrant Shares"), (ii) 109,224 shares of common stock issuable by the Company upon the conversion of a convertible note described in the Registration Statement (the "Note Shares"), and (iii) 1,436,898 shares of common stock, including the Warrant Shares and the Note Shares, to be sold by the selling stockholders named in the Registration Statement ("Common Stock").

      - Up to 255,887 shares of our common stock, which we will issue upon exercise of warrants we assumed in connection with our merger with Genaissance Pharmaceuticals, Inc. on October 6, 2005;

      - Up to 614,405 shares of our common stock, which we issued in a private placement on November 17, 2005;

      - Up to 307,203 shares of our common stock, which we will issue upon exercise of warrants we issued in a private placement on November 17, 2005;

      - Up to 109,224 shares of our common stock, which we will issue upon the conversion of a convertible note we assumed in connection with our merger with Icoria, Inc. on December 20, 2005;

      - Up to 42,082 shares of our common stock, which we will issue upon exercise of warrants we assumed in connection with our merger with Icoria, Inc. on December 20, 2005; and

      - Up to 108,097 shares of our common stock, which we issued in connection with our acquisition of Genome Express, S.A. on March 7, 2006.

      We have examined such instruments, documents and records as we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. With respect to our opinion below that the shares of Common Stock, the Warrant Shares and the Note Shares have been duly authorized, we have relied solely upon our examination of the authorized shares provision of the Company's Certificate of Incorporation, as amended to the date hereof and as certified to be complete and true by the Secretary of the Company. With respect to our opinion that the Warrant Shares and Note Shares will be validly issued, we have assumed that such shares will be evidenced by appropriate certificates, duly executed and delivered.

      Based on such examination, we are of the opinion that the shares being registered pursuant to the Registration Statement are duly authorized shares of common stock that are (or will be in the case of the Warrant Shares and Note Shares if and when issued upon the exercise or conversion of the warrants or note in accordance with the terms of the warrants or note, respectively) validly issued, fully paid and nonassessable.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and the use of our name wherever it appears in said Registration Statement. This opinion is to be used only in connection with the sale of the shares of Common Stock by the selling stockholders and the issuance of the Warrant Shares and Note Shares while the Registration Statement is in effect.

                                    Respectfully submitted,

                                    /s/ McDermott Will & Emery LLP

                                    MCDERMOTT WILL & EMERY LLP